ISSN 1718-8369	Exhibit (99.5)

Volume 2, number 4	September 25, 2007

AS AT JULY 31, 2007

July 2007 highlights

☐    The consolidated budgetary balance for the purposes of the Balanced Budget Act for July 2007 shows a surplus of $617 million in revenue over expenditure.

☐    Budgetary revenue amounts to $5.1 billion, an increase of $149 million compared to last year. Own-source revenue stands at $4.0 billion, while federal transfers amount to $1.1 billion.

☐    Program spending is up by $143 million compared to July 2006 and stands at $3.9 billion. This increase is attributable in particular to an increase in expenditure related to the health and social services and education networks.

☐    Debt service stands at $572 million, down $20 million compared to July 2006.

☐    The net results of the Generations Fund amount to $19 million.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)
	July		April to July		2007-2008 Budget
						Growth
	2006	2007	2006-2007	2007-2008	2007-2008%

BUDGETARY REVENUE
Own-source revenue	4 048	4 043	15 801	16 306	47 953	- 2.7
Federal transfers	930	1 084	3 620	4 350	13 174	19.6
Total	4 978	5 127	19 421	20 656	61 127	1.4
BUDGETARY EXPENDITURE
Program spending	- 3 730	- 3 873	- 18 622	- 19 262	- 53 913	4.1
Debt service	- 592	- 572	- 2 307	- 2 314	- 7 244	4.0
Total	- 4 322	- 4 445	- 20 929	- 21 576	- 61 157	4.1
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	42	- 65	144	- 6	30	—
Additional deposit in the Generations Fund	—	—	—	—	- 200	—
Use of part of the budgetary reserve	—	—	—	—	200	—
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT
	698	617	- 1 364	- 926	0	—
Net results of the Generations Fund [1]	—	19	—	109	653	—
CONSOLIDATED BUDGETARY BALANCE	698	636	- 1 364	- 817	653	—

1                      The Generations Fund began operations on January 1, 2007.

Cumulative results as at July 31, 2007

Budgetary balance

☐    For the first four months of the year, consistent with the historical trend, the cumulative results show revenue running behind expenditure.

☐    For the period from April to July 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $926 million. Nonetheless, this is an improvement of $438 million compared to last year’s results.

Budgetary revenue

☐    Budgetary revenue since the beginning of the year amounts to $20.7 billion, an increase of $1.2 billion compared to last year.

☐    Own-source revenue stands at $16.3 billion, $505 million more than as at July 31, 2006. This improvement is attributable in particular to the robust economy, resulting in increased revenue from personal income tax and the sales tax.

☐    Federal transfers amount to $4.4 billion for the first four months of the current fiscal year, an increase of $730 million compared to the same period in 2006-2007.

Budgetary expenditure

☐    As at July 31, 2007, budgetary expenditure amounts to $21.6 billion, an increase of $647 million compared to last year.

☐    Program spending is up by $640 million compared to last year and stands at $19.3 billion. The most significant changes are in the education and culture ($335 million) and health and social services missions ($240 million).

☐    Debt service amounts to $2.3 billion, comparable to the amount for July 31, 2006.

Generations Fund

☐    The net results of the Generations Fund amount to $109 million.

Net financial requirements

☐    For the period from April to July 2007, net financial requirements stand at $2.2 billion, a decline of $894 million compared to last year.

☐    This reduction is attributable to the $547-million improvement in the budgetary balance and a decline in non-budgetary requirements of $347 million.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data )
	July			April to July
	2006	2007	Changes	2006-2007	2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	4 048	4 043	- 5	15 801	16 306	505
Federal transfers	930	1 084	154	3 620	4 350	730
Total	4 978	5 127	149	19 421	20 656	1 235
BUDGETARY EXPENDITURE
Program spending	- 3 730	- 3 873	- 143	- 18 622	- 19 262	- 640
Debt service	- 592	- 572	20	- 2 307	- 2 314	- 7
Total	- 4 322	- 4 445	- 123	- 20 929	- 21 576	- 647
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	42	- 65	- 107	144	- 6	- 150
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	698	617	- 81	- 1 364	- 926	438
Net results of the Generations Fund	—	19	19	—	109	109
CONSOLIDATED BUDGETARY BALANCE	698	636	- 62	- 1 364	- 817	547
Consolidated non-budgetary surplus (requirements)	1 139	380	- 759	- 1 748	- 1 401	347
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	1 837	1 016	- 821	- 3 112	- 2 218	894

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data )
	July			April to July
			Changes			Changes
Revenue by source	2006	2007	%	2006-2007	2007-2008%
BUDGETARY REVENUE

Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 518	1 478	- 2.6	5 231	6 076	16.2
Contributions to Health Services Fund	492	433	- 12.0	1 799	1 815	0.9
Corporate taxes	418	541	29.4	1 419	1 514	6.7
Consumption taxes	1 091	1 070	- 1.9	4 204	4 411	4.9
Other sources	179	257	43.6	847	1 021	20.5
Total	3 698	3 779	2.2	13 500	14 837	9.9
Revenue from government enterprises	350	264	- 24.6	2 301	1 469	- 36.2
Total own-source revenue	4 048	4 043	- 0.1	15 801	16 306	3.2
Federal transfers
Equalization	466	597	28.1	1 805	2 387	32.2
Health transfers	300	309	3.0	1 201	1 233	2.7
Transfers for post-secondary education and other social programs
	87	114	31.0	347	457	31.7
Other programs	77	64	- 16.9	267	273	2.2
Total federal transfers	930	1 084	16.6	3 620	4 350	20.2
TOTAL BUDGETARY REVENUE	4 978	5 127	3.0	19 421	20 656	6.4

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data )
	July			April to July
			Changes			Changes
Expenditures by mission	2006 [1]	2007	%	2006-2007 [1]	2007-2008%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 683	1 845	9.6	7 645	7 885	3.1
Education and Culture	659	740	12.3	5 430	5 765	6.2
Economy and Environment	573	497	- 13.3	2 234	2 275	1.8
Support for Individuals and Families	448	441	- 1.6	1 741	1 755	0.8
Administration and Justice	367	350	- 4.6	1 572	1 582	0.6
Total program spending	3 730	3 873	3.8	18 622	19 262	3.4
Debt service	592	572	- 3.4	2 307	2 314	0.3
TOTAL BUDGETARY EXPENDITURE	4 322	4 445	2.8	20 929	21 576	3.1

1                      Some comparative figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.